Exhibit 10.39

January 12, 2005

Kathleen Kennedy
6554 NW 31 Way
Boca Raton, FL  33496

Dear Kathleen:

It is our pleasure to offer you the position of EVP, Corporate Marketing, Chief Marketing Officer and Executive Director, CIE at vFinance Inc. ("VFIN" or "the Company"). Your start date will be Monday, January 17, 2005. You will report directly to Tim Mahoney, the Chairman and COO of the Company.

The compensation package the Company is prepared to extend to you in terms of your employment are as follows:

1) The Company shall pay Employee a base salary of $140,000 per annum ("Base Salary"), payable on a bi-weekly basis, less any and all applicable Federal and State taxes. Your performance will be evaluated on an annual basis and your salary will be adjusted accordingly at that time. You will also be eligible for a target bonus up to 50% of the base salary of which:
     a) 50% of such bonus will be based on the Company's overall revenue, margin and profit objectives; and
     b) 50% of such bonus will be based on the CIE's revenues, grants, gifts and other metrics and objectives.

2) You will be eligible to participate in all employee benefit plans and arrangements now in effect or which may hereafter be established including all life insurance, medical, dental, disability, retirement and other employee benefits plans of the Company.

3) You will, immediately upon employment, begin earning (accruing) vacation at the rate of three weeks per annum.

4) You shall be reimbursed for all reasonable pre-approved expenses incurred in the performance of your duties including, but not limited to, entertainment, travel and other expenses deemed reasonably necessary by your direct supervisor.

5) Employee will be granted options to purchase 400,000 shares of vFinance, Inc. Common Stock at an exercise price equal to the closing price of VFIN as of the most recent business day prior to the employee's start date. The options are granted pursuant to the terms and conditions of the Employee Option Plan. The Options will vest over four years in the amount of 100,000 on each anniversary date. Vesting only takes place if the Employee is employed with the Company on the applicable annual vesting date. Employee will also be eligible for ongoing option grants at the discretion of the Company. Change of management control is deemed to occur when an individual or company purchases more than 51% of the issued shares of the Company and the Chairman and CEO of the Company are terminated or their respective positions are replaced. Beginning no later than one (1) year from the date of employment, the Company shall provide the Employee with standard piggy-back registration rights with respect to the shares of VFIN Common Stock underlying the Options.

6) This offer is not an employment agreement or a guarantee of employment. Your employment with the Company is "at will". The Company may terminate you for any reason, with or without cause.

7) "Confidential Information" means knowledge, information and material which is proprietary to the Company, of which Employee may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Employee during his employment with the Company). Confidential Information includes, but is not limited to,  technical  knowledge,  information  and  material  such as  trade
     secrets,  processes, formulas,  data,  know-how,  strategies,   analytical
     models,  improvements,   inventions,  computer programs, drawings, patents,
     and experimental and development work techniques. Marketing and other information such as supplier lists, customer lists, list of prospective customers and acquisition targets, marketing and business plans, business or technical needs of customers, consultants, licenses or suppliers
     and their  methods  of  doing   business,   arrangements   with  customers,
     consultants, licenses or suppliers, manuals and personal records or data. Confidential information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, any information which is or becomes available to the general public otherwise than by breach of this Section shall not constitute Confidential Information for purposes of this Agreement.

     a)   During  the  term  of  your   employment   and  eighteen  (18)  months
          thereafter, Employee agrees to hold in confidence all Confidential Information and not to use such information for Employee's own benefits or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize Confidential Information for any purposes, except in the course of Employee's work for the Company.

     b) Employee will abide by any and all security rules and regulations, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information, and will inform the Company of any defects in or improvements that could be made to, such rules and regulations.

     c) Employee will notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order to process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

     d) Upon termination of employment, Employee will deliver to the Company any and all records and tangible property that contains Confidential Information that is in his possession or under his control.

8) The Employee covenants and agrees that for an eighteen (18) month period following termination, you will not, directly or indirectly, hire any employee of the Company or its affiliates or solicit or induce any employee of the Company or its affiliates to leave the Company.

If any court shall determine that the duration or geographical limit of any covenant contained in Section 8 is unenforceable, it is the intention of the parties that these covenants shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, and such amendment to apply in the jurisdiction of the court that has made such adjudication.

Employee acknowledges that by accepting this offer of employment, the covenants contained in Section 8 hereof are the basis upon which this offer is being proffered and that each of these covenants is reasonable and necessary to protect and preserve the interests, properties and business of the Company, and that an irreparable loss and damage will be suffered by the Company should Employee breach any such covenants. Employee further acknowledges that he shall not be precluded from the enforcement of these provisions.

9) Should there be a change of management control (as defined in Section 5 above) and should new management terminate your employment; then you will be entitled to severance equal to one year salary plus benefits paid to Employee in twelve (12) equal monthly payments as long as you do not receive compensation for your ownership in the company in an amount equal to or greater than $500,000 USD. Should new management reduce Employee's salary and/or reduce the amount of bonus the Employee can earn, then you would have the option to terminate your employment and receive one year's salary (plus benefits) paid to you in twelve (12) equal monthly payments provided you do not receive compensation for your ownership in vFinance in an amount equal to or greater than $500,000 USD.

We are excited at the prospects of working with you and believe that your skills and experience will contribute significantly to our ongoing success. Please indicate your acceptance of our offer by signing this letter in the space provided below.

vFinance, Inc.

By: /s/ Leonard J. Sokolow
        ------------------
        Leonard J. Sokolow
        Chief Executive Officer
        January 12, 2005


Agreed and accepted:

Employee

By:  /s/ Kathleen Kennedy
         ----------------
         Kathleen Kennedy
         January 12, 2005